UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 28, 2008

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9555 W. Sam Houston Pkwy S, Suite 402, Houston, Texas	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 28 2008, the Board of Directors of KMG Chemicals, Inc., voted to increase the number of directors to ten and appoint Gerald G. Ermentrout and Christopher T. Fraser to fill the additional positions on the Board.  Their terms will expire at the Annual Stockholders Meeting in 2008.  There are no understandings or arrangements between Mr. Ermentrout or Mr. Fraser and any other person by which they were selected as a director.  Mr. Ermentrout was appointed to the Compensation Committee and Mr. Fraser was appointed to the Audit Committee of the Board.

Mr. Charles M. Neff, Jr. retired from the Board effective May 31, 2008. A copy of his resignation letter is included as Exhibit 17.1.  Mr. Neff has recently embarked on a new business venture to which he intends to devote substantially all his time.  Mr. Neff did not resign because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Neff had been a member of the Audit Committee and the Compensation Committee.

The Company has provided Mr. Neff with a copy of the above disclosures in conjunction with the filing of this Form 8-K.  The Company requested that Mr. Neff deliver to the Company a letter stating whether he agrees with the statements made by the Company in response, and if not, stating the respects in which he does not agree.  Mr. Neff has said that he agrees with the statements made by the Company.  A copy of the letter of Mr. Neff is filed as Exhibit 17.2

A copy of the Press Release issued by the Company on June 3, 2008 is included as Exhibit 99.1 to this report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

Exhibit Number	Exhibit

99.1	Press Release dated June 3, 2008
17.1	Resignation letter of Mr. Charles M. Neff, Jr.
17.2	Response letter of Mr. Charles M. Neff, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: June 3, 2008
John V. Sobchak,
Chief Financial Officer